AMENDED AND RESTATED

EXPENSE LIMITATION AGREEMENT

Agreement dated as of the 7th day of May, 2003 as further amended and restated the 18th day of February, 2016, by and between The Oberweis Funds (the “Trust”), a Massachusetts business trust, on behalf of each of the Oberweis Micro-Cap Fund, Oberweis Emerging Growth Fund and Oberweis Small-Cap Opportunities Fund (each a “Fund” and collectively, the “Funds”) and Oberweis Asset Management, Inc., an Illinois corporation (the “Manager”).

WHEREAS, the Trust has entered into a management agreement with respect to the Funds, with the Manager (the “Management Agreement”); and

WHEREAS, the Trust and the Manager wish to agree to certain expense limitations with respect to the Funds;

NOW, THEREFORE, in consideration of the promises and covenants herein contained, the parties hereto, intending to be legally bound, do hereby agree:

1.    EXPENSE LIMITATION. For the period September 30, 2003 through April 30, 2017:

In the event the operating expenses of a Fund on an accrual basis, including all investment advisory, management and administrative fees, for any fiscal year of the Trust during which the management agreement is in effect exceed the following amounts expressed as a percentage of the Fund’s average daily net assets:

2.0% of the first $25,000,000; plus

1.8% of the next $25,000,000; plus

1.6% average daily net assets in excess of $50,000,000,

the Manager shall reimburse the Fund for 100% of such excess; provided, however, there shall be excluded from such expenses the amount of any interest, taxes, brokerage commissions, and extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto) paid or payable by the Fund; provided further, however that fees and expenses relating to meetings of the Fund’s shareholders and related proxy solicitation shall not be deemed to be extraordinary. Such reimbursement, if any, shall be computed and accrued daily, shall be settled on a monthly basis and shall be based upon the expenses and average net assets computed through the last business day of the month. As of the end of the Trust’s fiscal year, however, the aggregate amount of reimbursements, if any, by the Manager to the Fund in excess of the amount necessary to limit the operating expenses on an annual basis to said expense limitation shall be refunded to the Manager. If this Agreement is in effect during only part of a fiscal year, the expenses of the Fund during such part of the year shall be annualized for purposes of applying the foregoing expense limitation.

Notwithstanding anything in the foregoing to the contrary, Manager shall not be obligated to reimburse the Fund in an amount exceeding the aggregate of its fee plus any fee paid to Manager for investment advisory services for the period, except to the extent required by applicable law.

2.    MISCELLANEOUS.

(a)    Management Agreement. The terms of the Management Agreement are not otherwise affected, modified or terminated by this Agreement.

(b)    Interpretation. Nothing herein contained shall be deemed to require the Trust or any Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust (the “Trust Agreement”) or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

(c)    Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the management fee, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the Investment Company Act of 1940 (the “1940 Act”), shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

(d)    Amendments. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

(e)    Limitation of Liability. This Agreement is executed by or on behalf of the Funds and the Manager is hereby expressly put on notice of the limitation of Shareholder and Trustee liability as set forth in the Trust Agreement, and agrees that the obligations assumed by the Funds pursuant to this Agreement shall be limited in all cases to the Funds and their respective assets, and the Manager shall not seek satisfaction of any such obligations from the Shareholders or any Shareholder of the Funds. In addition, the Manager shall not seek satisfaction of any such obligations from the trustees or officers of the Funds or any individual trustee or officer.

IN WITNESS WHEREOF the parties hereto have caused this amended and restated Agreement to be signed by their duly authorized officers as of the day and year written above.

THE OBERWEIS FUNDS

By:	/s/ Patrick B. Joyce
Its:	Executive Vice President

Attest:

/s/ Eric V. Hannemann
Its:	Secretary

OBERWEIS ASSET MANAGEMENT, INC.

By:	/s/ James W. Oberweis
Its:	President

Attest:

/s/ Eric V. Hannemann
Its:	VP of Accounting

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